Exhibit (a)(5)(B)

Navios Maritime Holdings Inc.

Announces

Expiration of Exchange Offer

and

Acceptance of Validly Tendered Preferred Stock

Monaco, April 19, 2017 — Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) (NYSE: NM) announced that the offer to exchange (the “Exchange Offer”) newly issued shares of common stock of Navios Holdings (“Common Stock”) for any and all outstanding American Depositary Shares, each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”), has expired and that the Company has accepted all validly tendered Series G ADSs and Series H ADSs.

A total of 76,545 Series G ADSs and Series H ADSs were validly tendered and accepted by the Company for exchange in the Exchange Offer.

The Company is issuing a total of 625,815 shares of its Common Stock in exchange for the Series G ADSs and Series H ADSs tendered and accepted by the Company in the Exchange Offer.

The Company made this Exchange Offer to provide holders of illiquid ADSs the opportunity to exchange their ADSs for the growth potential of liquid Common Stock.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit our website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Navios Maritime Holdings Inc.

+1.212.906.8643

investors@navios.com